Exhibit 3

          AMENDMENT NO. 1 (this "Amendment"), dated as of March 31, 1997, to the Securities Purchase Agreement, dated as of July 19, 1996 (the "Agreement"), between RECOVERY ENGINEERING, INC., a Minnesota corporation (the "Company"), and GS CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("GSCP"), GS CAPITAL PARTNERS II OFFSHORE, L.P., a Cayman Islands limited partnership, GOLDMAN, SACHS & CO. VERWALTUNGS GmbH, STONE STREET FUND 1996, L.P., a Delaware limited partnership, and BRIDGE STREET FUND 1996, L.P., a Delaware limited partnership (the foregoing parties, other than the Company, being referred to herein collectively as the "Purchasers").

          WHEREAS, the Purchasers and the Company wish to amend the Agreement as set forth herein; and

          WHEREAS, Section 11.7 of the Agreement permits amendment of the Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Purchasers and the Company hereby agree as follows:


     1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement.

2.   Amendment To The Agreement.
     --------------------------

     2.1. Section 6.1(a) of the Agreement is hereby amended
          (A) by adding, after the word "Agreements," in the first line of paragraph (i), the following:

          "incur, create, assume, or permit to exist any Indebtedness if, as a result thereof or after giving effect thereto, would cause Indebtedness of the Company and its Subsidiaries on a consolidated basis";

          (B) by deleting from such paragraph (i) all words after such insertion through and including the phrase "Lease Obligations and Current Indebtedness, which," on the ninth line of such paragraph (i); (C) by replacing the words "exceed $5 million" in the last line of paragraph (i) with the words "to exceed $10 million"; and (D) by adding the following immediately before the semicolon at the end of such paragraph (i):

          "(the "Cap"), which Cap is subject to increase based on the following:

          (A)  If 1997 EBITDA is greater than 1997 Projected
               Operating Profit plus Projected 1997
               Depreciation/Amortization, and if 1997 Net Sales is greater than 1997 Projected Net Sales, then the Cap shall be increased by $2.5 million.

          (B) If 1998 EBITDA is greater than 1998 Projected Operating Profit plus Projected 1998 Depreciation/Amortization, and if 1998 Net Sales is greater than 1998 Projected Net Sales, then the Cap shall be increased (not including any increase pursuant to clause (A)) by $2.5 million."

     2.2. Notwithstanding the foregoing, if 1999 EBITDA is greater than 1999 Projected Operating Profit plus Projected 1999 Depreciation/Amortization, and if 1999 Net Sales is greater than 1999 Projected Net Sales, then paragraph (i) of Section 6.1(a) of the Agreement shall automatically be amended to read in its entirety as follows:

     "[Intentionally omitted];".

     2.3. Section 9.6 of the Agreement is hereby amended by adding to the end thereof the following paragraph:

          "(j) Subject to subsection (k) of this Section 9.6, if and whenever on or after the third anniversary of the Closing Date, any holder of Notes shall deliver a Note Holder Conversion Notice, the Conversion Price applicable to the conversion of such Notes (or portion of the outstanding principal amount thereof) which the holder is electing to convert pursuant to such Note Holder Conversion Notice (the "Subject Conversion") shall be adjusted as follows:

               (i) If the average Current Market Price of a share of Common Stock over the ten consecutive Trading Days immediately prior to the delivery of such Note Holder Conversion Notice (the "Average Price") is greater than $30 multiplied by (1.15)n-3 (for purposes of this paragraph (j), the variable "n" equals the whole number of twelve-month periods that have elapsed from the Closing Date to the date of delivery of such Note Holder Conversion Notice), then the Conversion Price applicable to the Subject Conversion shall not be adjusted pursuant to this subsection (j).

               (ii) If the Average Price is greater than $25 multiplied by (1.15) n-3 but less than or equal to $30 multiplied by (1.15) n-3, then the Conversion Price applicable to the Subject Conversion shall be adjusted by multiplying (a) the Conversion Price in effect immediately prior to the delivery of such Note Holder Conversion Notice by
                      (b) 13/15.

               (iii) If the Average Price is greater than $20 multiplied by (1.15) n-3 but less than or equal to $25 multiplied by (1.15) n-3, then the Conversion Price applicable to the Subject Conversion shall be adjusted by multiplying (a) the Conversion Price in effect immediately prior to the delivery of such Note Holder Conversion Notice by
                      (b) 12/15.

               (iv) If the Average Price is less than or equal to $20 multiplied by (1.15) n-3, then the Conversion Price applicable to the Subject Conversion shall be adjusted by multiplying (a) the Conversion Price in effect immediately prior to the delivery of such Note Holder Conversion Notice by
                      (b) 11/15.

          (k) Notwithstanding the provisions of subsection (j) of this Section 9.6, (A) if at any time between the Closing Date and January 18, 2000 the Current Market Price of the Common Stock has exceeded $25 for at least 66 consecutive Trading Days, then after January 18, 2000, the fraction referred to in clause (b) in paragraph (iii) of subsection (j) of this Section 9.6 shall be 13/15 instead of 12/15 and the fraction referred to in clause
               (b) in paragraph (iv) of subsection (k) of this
               Section 9.6 shall be 13/15 instead of 11/15; and
               (B) notwithstanding the foregoing, if at any time between the Closing Date and January 18, 2000 the Current Market Price of the Common Stock has exceeded $30 for at least 66 consecutive Trading Days, then after January 18, 2000, no adjustment shall be made pursuant to subsection (j) of this
               Section 9.6; provided, however, that this subsection (k) shall not apply if during either of the 66-day periods referred to above, the Company or any of its Affiliates purchased any shares of Common Stock in open market transactions, privately or otherwise, or less than 17,000 shares (on average) of Common Stock traded daily (excluding shares transferred between Affiliates) as reported by NASDAQ or such other system then in use; and provided further that this subsection (k) shall not apply to any conversion if, at the time of such conversion, an Event of Default has occurred and is continuing.

          (l) If the Company at any time subdivides or combines (by stock split, stock dividend, stock distribution or otherwise) one or more classes of its outstanding shares of Common Stock into a greater or lesser number of shares, then all references in this subsection (l) and in subsections (j) and (k) of this Section 9.6 to $20, $25, $30 shall be adjusted and such subsections shall automatically be amended to instead reference such numbers multiplied by a fraction, the numerator of which is ten and the denominator of which is the number of shares a hypothetical holder of ten shares of Common Stock would have after such event (the "Adjustment Fraction"). In addition, all references in this subsection (l) and in subsection (k) of this
               Section 9.6 to 17,000 shall be adjusted and such subsections shall automatically be amended to instead reference such number divided by the Adjustment Fraction."


     2.4. Section 10.1 of the Agreement is hereby amended by deleting the word "and" immediately before clause (x) in the definition of Indebtedness and by adding the following clause immediately before the period at the end of such definition:

          ", and (xi) all obligations and agreements which are in form or substance similar to those specified in clauses
          (i) through (x) of this paragraph".


     2.5. Section 10.1 of the Agreement is hereby amended by adding thereto the following terms and definitions, inserted in proper alphabetic order:

               "EBITDA" shall mean, with respect to any given fiscal year, (i) Net Income, plus (ii) the amount deducted, in determining Net Income, representing amortization of assets, plus (iii) the amount deducted, in determining Net Income, of all income taxes (whether paid or deferred), plus (iv) interest expense, plus (v) the amount deducted, in determining Net Income, representing depreciation of assets, minus
          (vi) interest income; in each case, for the Company and its Subsidiaries on a consolidated basis in respect of such fiscal year, determined in accordance with GAAP, as set forth in the audited consolidated financial statements of the Company for such fiscal year included in the Form 10-K filed by the Company with the SEC in respect of such fiscal year.

               "GAAP" shall mean United States generally accepted accounting principles.

               "Net Income" shall mean, with respect to any given fiscal year, the aggregate of all amounts (exclusive of (i) all amounts in respect of any extraordinary gains or losses, (ii) gains and losses arising from the sale or other disposition of material assets not in the ordinary course of business and (iii) earnings and losses from discontinued operations) which in accordance with GAAP, are included in the net income of the Company and its Subsidiaries on a consolidated basis for such fiscal year.

               "Net Sales" shall mean, with respect to any given fiscal year, (x) the aggregate amount of gross revenue of the Company and its Subsidiaries on a consolidated basis (exclusive of (i) all amounts in respect of sales or other dispositions not in the ordinary course of business and (ii) all amounts resulting from discontinued operations) during such year from the operation of the business of the Company and its Subsidiaries, less (y) the aggregate amount of all discounts allowed, all allowances allowed for merchandise not received by customers or received by customers in damaged condition, all shipping expenses passed on to customers and all merchandise returned for credit; in each case determined in accordance with GAAP.

               "Projected Depreciation/Amortization" shall mean, with respect to any given fiscal year, the projection for "depreciation/amortization" for such fiscal year as set forth on the page entitled "Projected Income Statements 1997 Budget" in the RECOVERY ENGINEERING, INC. PRELIMINARY ANALYSIS OF 1996 FINANCIAL RESULTS AND PRESENTATION OF PRELIMINARY 1997 OPERATING PLAN & FINANCING REQUIREMENTS, dated January 20, 1997, which the Company delivered to the Purchasers (the "January 20 Presentation").

               "Projected Net Sales" shall mean, with respect to any given fiscal year, the projection for "net sales" for such fiscal year as set forth on the page entitled "Projected Income Statements 1997 Budget" in the January 20 Presentation.

               "Projected Operating Profit" shall mean, with respect to any given fiscal year, the projection for "operating profit" for such fiscal year as set forth on the page entitled "Projected Income Statements 1997 Budget" in the January 20 Presentation.

3. Section 6.3 Consent. Pursuant to Section 11.7 of the Agreement and notwithstanding Section 6.3 of the Agreement, the Purchasers, being the holders of all of the Securities, are hereby consenting to the Company's entering into the Financing Agreement, dated as of the date hereof, by and between the Company and First Bank National Association (the "Financing Agreement"). Notwithstanding the foregoing, the Purchaser is not waiving any rights it may have pursuant to the Agreement (including, without limitation, rights with respect to interest, conversion or redemption) or consenting to any action or inaction other than the entering into the Financing Agreement.

4.   Miscellaneous.
     -------------

     4.1. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     4.2. Specific Enforcement. The Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of the Securities shall be entitled to an injunction to prevent breaches of the provisions of this Amendment and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

     4.3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.4. Notices And Other Communications. All notices, consents, requests, instructions, approvals, financial statements, proxy statements, reports and other communications provided for herein shall be rapidly given, if in writing and delivered personally, by telecopy or sent by registered mail, postage prepaid, if to:

          THE COMPANY:

          Recovery Engineering, Inc.
          2229 Edgewood Avenue South
          Minneapolis, Minnesota  55426
          Telecopy: (612) 797-8334
          Attention:  Brian F. Sullivan


          With a copy to:

          Eric O. Madson, Esq.
          Winthrop & Weinstine, P.A.
          60 South Sixth Street
          Minneapolis, Minnesota  55402
          Telecopy: (612) 347-0600


          PURCHASERS:

          GS Capital Partners II, L.P.
          c/o Goldman, Sachs & Co.
          85 Broad Street
          New York, New York  10004
          Telecopy: (212) 902-3000
          Attention:  Mr. Sanjay Patel


          With a copy to:

          Gail Weinstein, Esq.
          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004
          Telecopy:  (212) 859-4000

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

     4.5. Governing Law. This Amendment and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

     4.6. Submission To Jurisdiction. If any action, proceeding or litigation shall be brought by the Purchaser in order to enforce any right or remedy under this Amendment, the Company hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Amendment. The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.

     4.7. Service Of Process. Nothing herein shall affect the right of any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

     4.8. Waiver Of Jury Trial. The Company hereby waives any right it may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with, this Amendment.

     4.9. Preparation Of Financial Statements. The Company agrees that it will cause the amount of net income and net sales of the Company and its Subsidiaries, on a consolidated basis, reflected on the audited income statement included in the Form 10-K filed by the Company with the SEC in respect of each of the fiscal years of the Company ending on or about December 31, 1997, 1998 and 1999, to be calculated consistently with the manner that they were calculated for the audited income statement included in the Form 10-K filed by the Company with the SEC in respect of the fiscal year ended on December 31, 1996 and in accordance with GAAP. After the audited income statement is completed for each such fiscal year, the Company shall deliver to the holders of the Notes a certificate of the Chief Financial Officer of the Company certifying as to the amount of Net Income, Net Sales, EBITDA and Indebtedness for such year and that such numbers (or, in the case of EBITDA, its components) were calculated consistently with the manner in which they were calculated for the audited income statement included in the Form 10-K filed by the Company with the SEC in respect of the fiscal year ended December 31, 1996 and in accordance with GAAP (the "CFO Certificate"). No adjustments to the Cap based on EBITDA, Net Sales or Indebtedness for a given fiscal year shall be made until the CFO Certificate in respect of such year is delivered.

     4.10. Signatures. This Amendment shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties hereto.

          IN WITNESS WHEREOF, the Company and the Purchasers have

caused this Amendment to be executed and delivered by their

respective officers thereunto duly authorized.


                          RECOVERY ENGINEERING, INC.

                          By:  \s\ Brian F. Sullivan
                             --------------------------------
                             Name:   Brian F. Sullivan
                             Title:  President and Chief
                                     Executive Officer


                          GS CAPITAL PARTNERS II, L.P.

                          By:  GS Advisors, L.P., its general
                               partner

                          By:  GS Advisors, Inc., its general
                               partner

                          By:  \s\ Richard A. Friedman
                              ----------------------------------
                              Name:   Richard A. Friedman
                              Title:  President


                          GS CAPITAL PARTNERS II OFFSHORE, L.P.

                          By:  GS Advisors II (Cayman), L.P.,
                               its general partner

                          By:  GS Advisors II, Inc., its
                               general partner

                          By:  \s\ Richard A. Friedman
                              ----------------------------------
                              Name:   Richard A. Friedman
                              Title:  President


                          GOLDMAN, SACHS & CO. VERWALTUNGS GmbH

                          By:  \s\ C. H. Skondinski
                              ----------------------------------
                              Name:  C. H. Skondinski
                              Title: Registered Agent

                          By:  \s\ Richard A. Friedman
                              ----------------------------------
                              Name:   Richard A. Friedman
                              Title:  Managing Director


                          STONE STREET FUND 1996, L.P.

                          By:  Stone Street Empire Corp., its
                               general partner

                          By:  \s\ Richard A. Friedman
                              ----------------------------------
                              Name:   Richard A. Friedman
                              Title:  Vice President


                          BRIDGE STREET FUND 1996, L.P.

                          By:  Stone Street Empire Corp., its
                               managing general partner

                          By:  \s\ Richard A. Friedman
                              ----------------------------------
                              Name:   Richard A. Friedman
                              Title:  Vice President